AGREEMENT AND PLAN OF MERGER OF CHAMA TECHNOLOGAES INC.

WITH AND INTO HIGH PLAINS GAS, INC.

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of the 1st day of April, 2013, by and between Chama Technologaes Inc. (“Chama”), a corporation organized and existing under the laws of the State of Nevada (Chama being hereinafter sometimes referred to as the “Merging Corporation”) and High Plains Gas, Inc. (“High Plains”), a corporation organized and existing under the laws of the State of Nevada (High Plains being hereinafter sometimes referred to as the “Surviving Corporation”), said two corporations being hereinafter sometimes referred to collectively as the “Constituent Corporations”;

WHEREAS, the Board of Directors and Shareholders of each of the Constituent Corporations deem it advisable and in the best interests of the Constituent Corporations that Chama be merged with and into High Plains, with High Plains being the Surviving Corporation, under and pursuant to the laws of the State of Nevada and on the terms and conditions set forth herein;

NOW THEREFORE, the parties hereto agree as follows:

ARTICLE I
 MERGER

1.1

Chama shall be merged with and into High Plains in accordance with the laws of the States of Nevada and Nevada. The separate corporate existence of Chama shall thereby cease, and High Plains shall be the Surviving Corporation. It is the intent of the parties that the merger described herein qualify as a merger as defined by Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”) so that any shares of High Plains common stock received by the shareholders of Chama, shall be received income tax-free under Code Section 354 and the Treasury Regulations issued thereunder.

1.2

The name which the Surviving Corporation is to have after the merger shall be “High Plains Gas, Inc.”

1.3

On the Closing Date (as defined in Section 2.1 below), the separate existence of the Merging Corporation shall cease. Except as herein otherwise specifically set forth, from and after the Closing Date the Surviving Corporation shall possess all of the rights, privileges, immunities and franchises, to the extent consistent with its Articles of Incorporation, of the Constituent Corporations. All the rights, privileges, powers and franchises of the Merging Corporation, of a public as well as of a private nature, and all property, real, personal and mixed of the Merging Corporation, and all debts due on whatever account to it, including all choses in action and all and every other interest of or belonging to it, shall be taken by and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and all such property, rights, privileges, immunities and franchises, of a public as well as of a private nature, and all and every other interest of the Merging Corporation shall be thereafter as effectually the property of the Surviving Corporation as they were of the Merging Corporation.

1.4

From and after the Closing Date, the Surviving Corporation shall be subject to all the duties and liabilities of a corporation organized under the Nevada Business Corporation Act and shall be liable and responsible for all the liabilities and obligations of the Constituent Corporations. The rights of the creditors of the Constituent Corporations, or of any person dealing with such corporations, or any liens upon the property of such corporations, shall not be impaired by this merger, and any claim existing or action or proceeding pending by or against either of such corporations may be prosecuted to judgment as if this merger had not taken place, or the Surviving Corporation may be proceeded against or substituted in place of the Merging Corporation. Except as otherwise specifically provided to the contrary herein, the identity, existence, purposes, powers, franchises, rights immunities and liabilities of the Surviving Corporation shall continue unaffected and unimpaired by the merger.

ARTICLE II

TERMS AND CONDITIONS OF THE MERGER

The terms and conditions of the merger shall be as follows:

2.1

 The merger shall become effective on or before April 30, 2013, or such other date as the parties mutually agree or upon such date as Articles of Merger are filed in the State of Nevada, pursuant to Nevada Revised Statutes 92.A Section 100 et seq.  The date of such effectiveness is referred to in this Agreement as the “Closing Date.”

2.2

Prior to the Closing Date, the Constituent Corporations shall take all such action as shall be necessary or appropriate in order to effect the merger. If at any time after the Closing Date, the Surviving Corporation shall determine that any further conveyance, assignment or other documents or any further action is necessary or desirable in order to vest in, or confirm to, the Surviving Corporation full title to all of the property, assets, rights, privileges and franchises of the Constituent Corporations, or either of them, the officers and directors of the Constituent Corporations shall execute and deliver all such instruments and take all such further actions as the Surviving Corporation may determine to be necessary or desirable in order to vest in and confirm to the Surviving Corporation title to and possession of all such property, assets, rights, privileges, immunities and franchises, and otherwise to carry out the purposes of this Agreement and Plan.

ARTICLE III

CHARTER AND BYLAWS; DIRECTORS AND OFFICERS

3.1

The Articles of Incorporation of High Plains, as in effect immediately prior to the Closing Date, shall, after the merger, continue to be the Articles of Incorporation of the Surviving Corporation until duly amended in accordance with law, and no change to such Articles of Incorporation shall be effected by the merger.

3.2

The Bylaws of High Plains, as in effect immediately prior to the Closing Date, shall, after the merger, continue to be the Bylaws of the Surviving Corporation until duly amended in accordance with law, and no change to such Bylaws shall be effected by the merger.

3.3

The persons who are the Directors and officers of High Plains immediately prior to the Closing Date shall, after the merger, continue as the Directors and officers of the Surviving Corporation without change, to serve, subject to the provisions of the Bylaws of the Surviving Corporation, until their successors have been duly elected and qualified in accordance with the laws of the State of Nevada and the Articles of Incorporation and Bylaws of the Surviving Corporation.

ARTICLE IV

CONVERSION OF SHARES

4.1

 The Surviving Corporation presently has approximately __________________ shares of $.0001 par value common stock (“High Plains Common”) issued and outstanding after its 1 to 1,000 reverse split, which shares of High Plains Common are the only outstanding shares of the Surviving Corporation.

4.2

The Merging Corporation presently has approximately __________________ shares of no par value common stock (“Chama Common”) issued and outstanding which is owned by the Shareholders of the Merging Corporation.

4.3

Except as otherwise provided in the following paragraph, at the Closing Date, each issued and outstanding share of Chama Common shall be converted into one (1) share of High Plains Common.

4.4.

As a term and condition of the Merger, High Plains assumes the obligation owed by Chama to each former shareholder of RWM Resources, Inc (“RWM”) who are each owed $4.00 per share of RWM common stock previously owned by such shareholders.  The amounts due such former RWM shareholders shall be due and payable on December 1, 2013 and shall thereafter draw interest at the rate of 4% per annum until paid, with interest only payable monthly on the first day of each month beginning January 1, 2014.  Further, beginning December 1, 2014, the amount owed to each former RWM shareholder shall be amortized at 4% interest over a sixty (60) month period with the first such amortized payment to each such former RWM shareholder occurring on December 1, 2014 and subsequent payments on the first day of each month thereafter; If payment to any former RWM shareholder is not made within forty-five (45) days after the date such payment is due as described above, the amount then owed to each former RWM shareholder, including principal and accrued interest, shall immediately become due and payable and the rate of interest on these obligations shall increase to twelve percent (12%) beginning on said forty-fifth (45th) day.  High Plains agrees to pay all reasonable costs of collection for any former RWM shareholder, whether pre judgment or post judgment, including court costs and reasonable attorneys' fees.  The amount owed to each former RWM shareholder is shown in Exhibit A attached hereto and incorporated herein.

ARTICLE V

MISCELLANEOUS

5.1

This Agreement constitutes the complete and exclusive agreement of the parties regarding the subject matter of this Agreement. No representation, statement, condition or warranty not contained in this Agreement shall be binding on Parties or have any force or effect whatsoever.

5.2

This Agreement shall be binding on, and inure to the benefit of, the Parties and their respective heirs, personal and legal representatives, executors, administrators, successors and assigns.

5.3

All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.  All references in this Agreement to “Section” are references to the Sections of this Agreement unless the context clearly indicates to the contrary.

5.4

This Agreement is governed by and shall be construed in accordance with the laws of the State of Nevada, excluding any conflicts-of-laws rule or principle that might refer the governance or the construction of this Agreement to the law of another jurisdiction.

5.5

Should any provision of this Agreement be held to be void and unenforceable, the remaining provisions shall remain in full force and effect, to be read and construed as if the void or unenforceable provisions were deleted.  If any term of this Agreement is held to be overly broad or unacceptable in scope or duration, such term shall be adjusted as minimally as necessary so as to be legally acceptable and shall be construed as originally so drafted.

5.6

The parties agree that irreparable damage will result if this Agreement is not performed in accordance with its terms, and the Parties agree that any damages available at law for a breach of this Agreement would not be an adequate remedy.  Therefore, the provisions hereof and the obligations of the Parties hereunder shall be enforceable in a court of equity, or other tribunal with jurisdiction, by a decree of specific performance, and appropriate injunctive relief may be applied for an granted in connection therewith.  Such remedies and all other remedies provided for in this Agreement shall, however, be cumulative and not exclusive and shall be in addition to any other remedies that a Party may have under this Agreement, at law or in equity. The remedies under this Agreement are cumulative and shall not exclude any other remedies to which any person may be lawfully entitled.

5.7

 Each Party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions, and conditions of this Agreement and the transactions contemplated hereby.

5.8

This Agreement may be executed in any number of counterparts with the same effect as if all signatories had signed the same document.  All counterparts shall be construed together and constitute the same instrument.

5.9

In the event that any dispute between the among the Parties should result in litigation or arbitration, the prevailing party(ies) in such dispute shall recover from the non-prevailing party(ies) all reasonable fees, costs and expenses of enforcing any right of the prevailing party, including without limitation, reasonable attorneys’ fees and expenses, all of which shall be deemed to have accrued upon the commencement of such action and shall be paid whether or not such action is prosecuted to judgment.  Any judgment or order entered in such action shall contain a specific provision providing for the recovery of attorney fees and costs incurred in enforcing such judgment and an award of prejudgment interest from the date of the breach at the maximum rate of interest allowed by law.  For the purposes of this Section:  (a) attorney fees shall include, without limitation, fees incurred in the following:  (1) postjudgment motions; (2) contempt proceedings; (3) garnishment, levy, and debtor and third party examinations; (4) discovery; and (5) bankruptcy litigation and (b) prevailing party shall mean the party who is determined in the proceeding to have prevailed or who prevails by dismissal, default or otherwise.

5.10

This Agreement shall be construed under the laws of the State of Nevada applicable to contracts wholly made and to be wholly performed in such State.  Any disputes regarding this Agreement or the parties’ rights and obligations under this Agreement will be submitted to binding arbitration before a single arbitrator selected in accordance with the rules of Commercial Arbitration of the American Arbitration Association (“AAA”) and conducted in accordance with the AAA’s rules of Commercial Arbitration as modified by this Section 5.11 and applying Colorado law.  The arbitration proceedings shall be conducted in Denver, Colorado.  The arbitrator shall be an attorney at law licensed by the State of Colorado.  The arbitrator rendering judgment upon disputes between parties shall, after reaching a decision, prepare and distribute to the parties a writing describing the findings of fact and conclusions of law relevant to such decision and any award and setting forth the reasons for the giving or denial of any requested relief.  If neither party files a notice of appeal within 10 days of the decision being issued by the Arbitrator, the decision and any award made by the arbitrator shall be final and binding and not subject to judicial review.  Any judgment may be entered by any state district court of Denver, Colorado, or by any other court having jurisdiction over the parties.

                  [signatures on next page]

IN WITNESS WHEREOF, this Agreement and Plan has been signed by the duly authorized officers of the Constituent Corporations pursuant to the authorization by the Board of Directors and Shareholders of the Constituent Corporations, all as of the day and year first above written.

Chama Technologaes Inc.
By: _______________________________
Ed Presley, President

ATTEST:
______________________________________
Regina Mitchell, Secretary
High Plains Gas, Inc.
By: ________________________________
Ed Presley, President

ATTEST:
______________________________________
Regina Mitchell, Assistant Secretary

Arnie\HIGH PLAINS MERGER.rtf

EXHIBIT “A”

SHAREHOLDER

AMOUNT OWED

Robert W. Mitchell

$1,285,716

Arnold P. Guttenberg

$1,028,572

Boyd McMaster

$514,284

Gary Mitchell

$257,144

Gerald Luken

$514,284

Richard Shupick

$400,000